CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 27, 2006, relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Reports to Shareholders of Columbia Asset Allocation Fund, Columbia Disciplined Value Fund, Columbia Common Stock Fund, Columbia Large Cap Growth Fund, Columbia Small Cap Core Fund, Columbia Dividend Income Fund and Columbia Liberty Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2007